UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2020

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	IMGN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Not applicable.

(b) and (c) Effective July 20, 2020, ImmunoGen, Inc. (referred to as “we” or “us” or “ImmunoGen”) appointed Susan Altschuller, Ph.D., as Senior Vice President and Chief Financial Officer, and designated her as our principal financial officer.

Additional biographical information concerning Dr. Altschuller, age 39, is contained in our press release dated July 20, 2020, filed as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Effective July 20, 2020, Mark J. Enyedy, our President and Chief Executive Officer, ceased to be our principal financial officer.

(d) Not applicable.

(e) Dr. Altschuller’s annual salary has been initially set at a rate of $400,000 per year. She is also eligible for an annual cash bonus under our annual executive bonus program of up to 35% of annual base salary, prorated in the first year from her date of hire.

We also agreed to pay Dr. Altschuller a sign-on bonus in the amount of $150,000. If, within 12 months of her hire date, Dr. Altschuller’s employment is terminated by us for cause or is terminated by Dr. Altschuller for any reason other than death or disability, Dr. Altschuller will be required to reimburse us for a portion of the bonus equal to $150,000 multiplied by a fraction. The numerator of this fraction would be 365 minus the number of days Dr. Altschuller was employed by us; its denominator would be 365.

The Compensation Committee of our Board of Directors awarded Dr. Altschuller an option, effective July 20, 2020, to purchase 300,000 shares of our common stock under our 2019 Inducement Equity Incentive Plan (the “Inducement Plan”). This award will vest with respect to 25% of the covered shares on the one-year anniversary of the date of grant, and thereafter with respect to an additional 6.25% of the covered shares on each succeeding quarterly anniversary of the date of grant. In addition, the Compensation Committee awarded Dr. Altschuller a performance-based option under the Inducement Plan covering 165,500 shares of the Company’s common stock. The exercise price of both option awards is $4.74, which was the closing price of our common stock as reported on the Nasdaq Global Select Market on July 20, 2020. Both options are non-qualified options, expire on July 20, 2030 and are subject to the vesting, restrictions on transfer, and other terms and conditions set forth in the Inducement Plan and the form of non-qualified stock option agreement that was filed as Exhibit 10.2 to our current report on Form 8-K filed on December 20, 2019 with respect to the 300,000 share option and substantially the form of performance-based stock option agreement that was filed as Exhibit 10.11(f) to our annual report on Form 10-K for the year ended December 31, 2019 filed on March 11, 2020, which are incorporated herein by reference, provided that Dr. Altschuller remains an employee, director or consultant, as of each vesting date.

On July 20, 2020, we entered into an employment agreement with Dr. Altschuller that provides that, if her employment is terminated by us without cause during the term of the agreement, she will be entitled to receive salary continuation benefits over a 12-month period following such termination, subject to a release of any claims against ImmunoGen. The agreement continues in effect for a period of two years from its effective date, subject to automatic one-year extensions thereafter unless notice is given of our or Dr. Altschuller’s intention not to extend the term of the agreement. Salary continuation is not payable in circumstances where benefits are payable under the change in control severance agreement referred to below.

Dr. Altschuller will be eligible to participate in our severance plan for vice presidents and higher, which provides certain benefits in connection with a termination of employment not following a change in control of ImmunoGen. A summary of the material terms of this plan is contained in our proxy statement for the 2020 annual meeting of shareholders under the heading “Potential Payments Upon Termination or Change in Control — Termination of Employment Not Following a Change in Control”, which was filed with the SEC on April 28, 2020, and is incorporated herein by reference.

As an executive officer of ImmunoGen, Dr. Altschuller has also entered into a change in control severance agreement with us that is designed to compensate her for the loss of her position and loss of anticipated benefits under her unvested equity compensation awards following a change in control of ImmunoGen. A summary of the material terms of this agreement is contained in our proxy statement for the 2020 annual meeting of shareholders under the heading “Potential Payments Upon Termination or Change in Control – Termination of Employment Following a Change in Control”, which was filed with the SEC on April 28, 2020, and which description is incorporated herein by reference.

(f)  Not applicable.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

99.1	Press release of ImmunoGen, Inc. dated July 20, 2020

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: July 22, 2020	/s/ David G. Foster

David G. Foster
Vice President, Finance